Exhibit 99.1

Moleculin Accelerates Recruitment in Phase 3 Acute Myeloid Leukemia “MIRACLE” Clinical Trial

European expansion in September across Georgia, Italy, Lithuania, Poland, Romania, Spain, and US

13 subjects recruited (treated, enrolled, or screened)

Forecasts total recruitment of 20 or more subjects by end of September

On track to recruit to 45 patients in Q4 25 for initial data unblinding

HOUSTON, September 9, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced updates to its active site status and recruitment for its pivotal Phase 2B/3, multi-center, randomized, double-blind, placebo-controlled, adaptive design study of Annamycin in combination with cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) for the treatment of adult patients with acute myeloid leukemia (AML) who are refractory to or relapsed (R/R) after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a global approval trial, including sites in the US, Europe and the Middle East.

To advance this trial to recruiting the 45th subject in Q4 2025 for its first unblinding for early data insights into the trial’s efficacy and safety endpoints, the Company has the following expectations for September:

●	Global Expansion: Expanding recruiting beyond Ukraine to include Spain, Georgia, Poland, Romania, Italy, Lithuania, and the US;
●	Site Expansion: Adding 8 new active sites by the end of September, increasing the total to 20 sites recruiting;
●	Recruitment Goals: Treating, enrolling, or screening a total of 20 subjects by the end of September; and
●	Data Insights: Setting a solid footprint to recruit the 45th subject in Q4 2025, allowing for unblinded preliminary data assessment regarding efficacy and safety upon data lock.

Walter Klemp, Chairman and CEO of Moleculin, commented, “Our team is diligently expanding our active site footprint across the US, EU, and neighboring regions. We are confident in our target to recruit the 45th subject by Q4 2025 and achieve our first data unblinding shortly thereafter, especially since the consistent message we are receiving from investigators is that they are very eager to enroll patients in the MIRACLE trial. Moving from our end of Phase 2 meeting with the FDA to screening 13 subjects in just over a year exemplifies our operational efficiency. Of these 13, 10 have been dosed, further supporting our confidence in the speed of recruitment for MIRACLE.”

Mr. Klemp continued, “We expect to increase to over 30 active sites by year-end, as we move toward a second data unblinding for the conclusion of Part A of the trial. That will only require an additional 30 to 45 subjects, so we expect to conclude Part A in the first half of 2026, before commencing Part B of the trial. This level of early visibility is, we believe, exceptionally rare for a Phase 2B/3 trial and highly advantageous for investors.”

The MIRACLE study is a Phase 2B/3 clinical trial whereby data from the 2B (Part A) portion will be combined with the Phase 3 (Part B) portion for purposes of measuring its primary efficacy endpoint. MIRACLE is subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, utilizes an adaptive design whereby the first 75 to 90 subjects will be randomized (1:1:1) in Part A of the trial to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin, which Annamycin doses were specifically recommended by the FDA in the Company’s end of Phase 1B/2 meeting.

The protocol for the MIRACLE trial allows for the unblinding of preliminary primary efficacy data (Complete Remission or CR) and safety/tolerability of the three arms at 45 subjects, in addition to the conclusion of Part A (at 75 to 90 subjects). The first early unblinding will yield 30 subjects treated with Annamycin (190mg/m2 and 230 mg/m2) in combination with HiDAC and 15 subjects treated with just HiDAC plus placebo. The Company expects to reach the recruitment of the first 45 subjects in the second half of 2025 with unblinding shortly thereafter, in addition to the second unblinding, which is expected in the first half of 2026. This accelerated estimated timeline is due in part to the positive response the Company received in meetings during December with potential investigators regarding recruitment for the trial.

As previously announced with regard to the EU, the clinical trial approval with EMA was granted under the condition that the Company present results of appropriate nonclinical GLP studies before initiating the Phase 3 portion (Part B) of the study. Results will be submitted as a substantial modification to the existing approved CTA.

For Part B of the trial, approximately 220 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin (randomized 1:1). The selection of the optimum dose will be based on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Annamycin also benefits from composition of matter patent protection through 2040 with the potential to extend that protection as far as 2045. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the release of the initial data on the first 45 subjects in the trial, the timing of the completion of Part A of the trial, and the Company’s ability to reconcile the US and EU protocols with the FDA and EMA, respectively. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com